Exhibit 4.12
[logo:] ANATEL Agência Nacional de Telecomunicações
SAUS Quadra 6 – Bloco H – Brasília/DF – CEP 70070-940
Tel: (61) 2312-2000 and Fax (61) 2312-2002
http://www.anatel.gov.br

Document no. 61/2010/PVCPA/ANATEL
Brasília, March 17, 2010

To
Mr. MARIO GIRASOLE
Director of Regulatory Affairs and Interconnection of Tim Celular SA
Av. das Américas 3434 – 5°andar – Barra da Tijuca
22640-102 – Rio de Janeiro/RJ

Subject: Sending Authorization Agreement for Unified Service under Bidding  no. 002/2007/SPV-ANATEL

Dear Sir,

01.	We hereby attach your copy of the Authorization Agreement no. 002/2010/PVCP/SPV-ANATEL, dated January 2010, executed between TIM CELULAR S.A. and the National Agency of Telecommunications – ANATEL.

Sincerely

[signature]
JOSÉ DE ASSIS NOGUEIRA
Authorization and Accompaniment Manager
[stamp:]
Received
Regulatory Affairs Dir.
3/22/10
at 06:00 pm
No. ____

[stamp:] Sicap no.
201090047494
Date 03/17/10 Signature: [signature]
Authorization and Accompaniment Management – PVCPA

AUTHORIZATION AGREEMENT
NO. 02/2010/PVCP/SPV-ANATEL

GRANTING AGREEMENT OF AUTHORIZATION OF UNIFIED SERVICE EXECUTED BETWEEN
AGÊNCIA NACIONAL DE TELECOMUNICAÇÕES – ANATEL AND TIM CELULAR S.A.

JANUARY 2010

[logo:] ANATEL

[stamp:] Published in the Official Gazette on 3/10/2010

[logo:] ANATEL Agência Nacional de Telecomunicações

AUTHORIZATION AGREEMENT NO. 002/2010/PVCP/SPV - ANATEL

AUTHORIZATION AGREEMENT FOR PERSONAL MOBILE SERVICE CELEBRATED BETWEEN AGÊNCIA NACIONAL DE TELECOMUNICAÇÕES – ANATEL AND TIM CELULAR SA

This agreement is entered by and between AGÊNCIA NACIONAL DE TELECOMUNICAÇÕES, hereinafter referred to as ANATEL, entity part of the UNION, exercising its competence attributed under article 19, IX in Federal Law 9472 dated July 16, 1997 – LGT, combined with article 175, VIII, Anatel Internal Rules, approved by Resolution 270 dated July 19, 2001, registered with the Taxpayers’ Registry of the Ministry of Finance under no. CGC/MF 02030715/001-2, herein represented by the Chairman of the Board RONALDO MOTA SARDENBERG, Brazilian, married, ID by the Ministry of Foreign Affairs no. 5601-MRE and registered with the Taxpayers’ Registry of the Ministry of Finance under no. CPF/MF 075074884-20, jointly with Board member JOÃO BATISTA DE REZENDE, Brazilian, divorced, bearer of ID no. 3412238-5 – SSP/PR, registered with the Taxpayers’ Registry of the Ministry of Finance under no. CPF/MF 472648709-44, under Act 7543, dated December 22, 2009, published in the Official Gazette dated January 13, 2010, and TIM CELULAR SA, registered with the Taxpayers’ Registry of the Ministry of Finance under no. CNPJ 04206050/0001-80, herein represented by its Directory of Regulatory Affairs, MARIO GIRASOLE, Italian, married, economist, bearer of ID V396929-V (RNE) and registered with the Taxpayers’ Registry of the Ministry of Finance under no. CPF/MF 059292237-50 and the Manager of Regulatory Relations, LEANDRO ENRIQUE LOBO GUERRA, Brazilian, married, engineer, bearer of ID 3055777-8 and registered with the Taxpayers’ Registry of the Ministry of Finance under no. CPF/MF 680334279-49, hereinafter referred to as AUTHORIZED PARTY, enter this AUTHORIZATION AGREEMENT FOR PERSONAL MOBILE SERVICE, hereinafter referred to as Agreement, under the terms in item 1.6 and sub-items in the Bidding Invitation no. 002/2007/SPV-ANATEL, to be governed by the rules below and the following sections:

Chapter I
Purpose, Area of Provision and Term

Section 1.1. The purpose of this Agreement is to unify Authorizations to explore Personal Mobile Service – SMP, provided as private service in the Area(s) of Provision corresponding to Region II in the General Plan of Authorization for Personal Mobile Service – SMP, upon consolidating the Authorization Agreements to explore Personal Mobile Service – SMP no. 002/2001/PVCP/SPV-ANATEL, dated March 12, 2001 and published in the Official Gazette dated March 13, 2001, no. 006/2002/PVCP/SPV-ANATEL, dated December 10, 2002, and published in the Federal Official Gazette on December 12, 2002, no. 049/2004//PVCP/SPV-ANATEL dated December 30, 2004 and published in the Federal Official Gazette dated January 14, 2005 and no. 050/2004/PVCP/SPV-ANATEL dated December 30, 2004 and published in the Federal Official Gazette dated January 14, 2005, hereinafter referred to as CONSOLIDATED AGREEMENTS.

Paragraph One. Unification of Authorizations to explore SMP, object of this Agreement, should not be deemed as creation, change or extinction of rights and obligations

[stamp:] Sicap no. 201090008294
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[logo] ANATEL Agência Nacional de Telecomunicações

set forth in the CONSOLIDATED AGREEMENTS.

Paragraph Two. The object of this Authorization includes Personal Mobile Service, provided as private service, according to ANATEL regulations and, especially, under the terms in SMP Regulation and the General Plan of Authorization for Personal Mobile Service – SMP.

Section 1.2. Personal Mobile Service is the terrestrial mobile telecommunication services of collective interest that enables communication between mobile stations and from mobile stations to other stations, under the terms in the regulation.

Section 1.3. The AUTHORIZED PARTY is entitled to engage in the industrial exploitation of means used in the provision of services, compliant with the terms in the regulation, as well as the terms in articles 154 and 155 in LGT.

Section 1.4. The term of this authorization to explore SMP is undetermined.

Section 1.5. The service should be explored with the use, by the AUTHORIZED PARTY, of  radiofrequency sub-ranges set forth in the CONSOLIDATED AGREEMENTS and the related Authorization Agreements for the Use of Radiofrequencies, as well as the Authorization Agreements for the Use of Radiofrequencies to be executed under bidding processes to be run by ANATEL.

Section 1.6. The Authorization Agreements for the Use of Radiofrequencies previously associated to the CONSOLIDATED AGREEMENTS, object of this unification, are now associated to this Agreement, being essential and inseparable, thus being effective jointly and united, however preserving rights and obligations set forth in each Authorization Agreement for the Use of Radiofrequencies and this Agreement.

Chapter II
Value of Authorization to Explore SMP

Section 2.1. The value of the Consolidation of Authorization Agreements to explore SMP in the respective Area of Provision is R$ 9,000.00 (nine thousand reais) to be paid on the date of execution.

§1. Late payment of the fee referred to in this Section shall imply a fine equal to 0.33% (zero point thirty three per cent) a day, up to the limit of 10% (ten per cent), added with interest equal to the reference rate of the Special System of Settlement and Custody (SELIC), accrued monthly, from the month following the due date and 1% (one percent) in the month of payment.
§2. Failure  to pay the amount set in this section shall imply termination of this Authorization, regardless of applicability of other penalties.
§3. In any event causing termination of this Authorization, the amount paid for the public price of the Authorization, up to the termination, will not be refunded.

Chapter II
Terms, Means, and Conditions for the Provision of Services

Section 3.1. The AUTHORIZED PARTY agrees upon providing SMP in order to fully comply with obligations inherent to the service provided as private service, according to criteria, formula, and standards defined herein this Authorization Agreement.
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[logo:] ANATEL Agência Nacional de Telecomunicações

Sole paragraph. Failure to comply with obligations related to this Authorization Agreement shall imply application of sanctions set forth herein, allowing temporary suspension by Anatel and, as the case may be, this Authorization will be deemed terminated under the terms in article 137 in LGT.

Section 3.2. The AUTHORIZED PARTY should provide the services object of this Authorization by its own risk and at its costs, within the fair and broad competition set forth in LGT, being compensated for prices charged as set forth in this Authorization Agreement.

§1. The AUTHORIZED PARTY shall not be entitled to any type of exclusivity, any kind of guarantee of economic-finance balance, and shall not be entitled to claim any rights related to the admittance of new providers for the same service.

§2. The AUTHORIZED PARTY shall not have rights related to the maintenance of current conditions upon issuance of this Authorization or the beginning of the activities, and shall comply with new conditions imposed by law and regulation.

§3. The rules shall grant terms sufficient to adapt to new conditions.

Section 3.3. The AUTHORIZED PARTY agrees upon starting commercial exploration of the service at sites that are not yet covered under the conditions set forth in the bidding documents, under the terms and conditions set forth in the Authorization Agreements for the Use of Radiofrequencies associated to this Agreement.

Section 3.4. The AUTHORIZED PARTY shall maintain free access for public emergency services as set forth in the regulation.

Section 3.5. The AUTHORIZED PARTY shall ensure to the user free exercise of its right to choose the STFC provider to forward Long-Distance calls at each originating call, under the terms in the SMP regulation.

Section 3.6. Changes in the corporate control of the AUTHORIZED PARTIES, under the law and current regulations, are subject to ANATEL’s prior control aiming to maintain conditions indispensable for the authorization and other conditions in the regulation.

§1. Conditions indispensable to expedition and maintenance of the authorization are the ones set forth in the applicable regulation and in article 133 in LGT.

§2. The transfer of the Authorization is subject to ANATEL’s approval, under the terms in §2 in article 136 in LGT.

§3. In every event of corporate change, the AUTHORIZED PARTY shall provide ANATEL with authenticated copies of the respective amendments, filed or registered with the appropriate entity, within sixty days from their effective date.

Section 3.7. The AUTHORIZED PARTY shall set forth, freely, prices to be adopted in the exploitation of SMP, which may vary according to technical characteristics, specific costs, and utilities offered to users, as defined in the SMP regulation, under the terms in item 1.3 in the attachment to Anatel Resolution 318 dated September 27, 2002, if applicable, during the effectiveness of the authorization, and every practice that prejudices competition is prohibited as well as the abuse of economic power under the terms in the applicable laws.

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[logo:] ANATEL Agência Nacional de Telecomunicações

Paragraph one. The AUTHORIZED PARTY shall widely disclose its price list in order to ensure users and interested parties are aware of such prices, as set forth in the applicable regulation.

Paragraph two. Maximum compensation amounts to be charged from users considered as a whole, as well as the respective adjustment criteria, shall be those in the Service Plans validated by Anatel.

Chapter IV
Scope Obligations

Section 4.1. The AUTHORIZED PARTY agrees upon complying with the Scope Obligations set forth in the Authorization Agreements for the Use of Radiofrequencies associated to this Agreement.

Chapter V
Service Quality

Section 5.1. The appropriate quality of the service provided by the AUTHORIZED PART is prerequisite for the Authorization, considering as such the service that meets conditions related to regularity, effectiveness, safety, generality, courtesy and update terms.

§1. Regularity is characterized by the continuous exploitation of the service strictly compliant with the rules issued by ANATEL.

§2. Effectiveness is characterized by consecution and preservation of parameters set forth in the Authorization Agreement and service to the users under terms set forth in the regulation.

§3. Safety in service exploitation is characterized by the confidentiality of data related to the use of the service by the users as well as by full preservation of the secrecy of information disclosed under such exploitation.

§4. The update terms is characterized by updated equipment, premises and techniques in service exploitation, technological advancement that, definitely, offer benefits to the users, compliant with the terms in this Authorization Agreement.

§ Generality is characterized by the non-discriminatory provision of services to each and every user, when the AUTHORIZED PARTY agrees upon providing the service to whoever requests it, under the regulation.

§6. Courtesy is characterized by respectful and immediate response to all authorized service users, as well as compliance with obligations of informing and promptly and politely serving all who, regardless of being users, request information, measures or any type of data to the AUTHORIZED PARTY, as set forth in this Authorization Agreement.

Section 5.2. The AUTHORIZED PARTY shall not, in case of interruption of service exploitation, claim non-compliance with any obligation by ANATEL or the Union.

Section 5.3. The authorized service exploitation may be suspended according to the SMP Regulation.

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[logo:] ANATEL Agência Nacional de Telecomunicações

Section 5.4. The AUTHORIZED PARTY shall comply with quality goals set forth in the specific regulation.

Chapter VI
Numbering Plan

Section 6.1. Upon compliance with the regulation, the AUTHORIZED PARTY agrees upon complying with the Numbering Regulation issued by ANATEL, and shall ensure to the service subscriber portability of access codes within the terms set forth in the regulation.

Chapter VII
Billing Users

Section 7.1. The amount, measuring method and criteria to bill for provided services shall be set forth by the AUTHORIZED PARTY based on the terms in the SMP Regulation.

Chapter VIII
User Rights and Obligations

Section 8.1. User rights and obligations are those set forth in LGT and in the applicable regulation, without prejudice to rights set forth in Law 8078, dated September 11, 1990, when applicable, or those set forth in the SMP provision agreements.

Chapter IX
AUTHORIZED PARTY Rights and Obligations

Section 9.1. AUTHORIZED PARTY rights and obligations are those set forth in Law 9472, dated July 16, 1997, in the applicable regulation and in this Authorization Agreement.

Section 9.2. When contracting services and acquiring equipment and material related to SMP, the AUTHORIZED PARTY agrees upon considering the offer from independent suppliers, including national suppliers, and basing its decisions, regarding different offers, under objective criteria related to price, delivery terms and technical specifications set forth in the applicable regulation.

Section 9.2.1. In the above mentioned contracting, procedures set forth in the Regulation on the Conditions for the Contraction of Services and Purchase of Equipment or Material by Telecommunication Service Providers approved by Resolution 155 dated August 5, 1999, amended by Resolution 421 dated December 2, 2005.

Section 9.2.2. Services include those related to research and development, planning, project, deployment and physical installation, operation, maintenance, as well as acquisition of software, supervision and telecommunication systems evaluation tests.

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[logo:] ANATEL Agência Nacional de Telecomunicações

Chapter X
ANATEL Obligations and Prerogatives

Section 10.1. Additionally to other prerogatives inherent to the function as regulating entity and other obligations arising out of this Authorization Agreement, ANATEL shall:

I.	accompany and supervise service exploitation aiming for compliance with the regulation;
II.	regulate authorized service exploitation;
III.	apply penalties set forth in the service regulation and, specifically, under this Authorization Agreement;
IV.
care for the good quality of the service, receive, investigate, and solve claims and questions from users, notifying users within ninety (90) days about measures taken aiming to solve infringements against their rights;

V.	determine termination of the Authorization under cases set forth in LGT;
VI.	care for the interconnection guarantee, solving eventual issues raised between the AUTHORIZED PARTY and other providers;
VII.	permanently accompany the relationship between the AUTHORIZED PARTY and other providers, solving eventual conflicts;
VIII.	prevent behaviors by the AUTHORIZED PARTY contrary to the competition regime, under the competences of CADE and the terms in the regulation. and
IX.	exercise service supervising activities as set forth in the Authorization Agreement; and
X.	receive fees related to FISTEL and contributions related to FUST, adopting measures set forth in the law.

Section 10.2. ANATEL may file an Administrative Procedure of Obligation Non-compliance (PADO) aiming to investigate false or ungrounded conditions represented by the AUTHORIZED PARTY, related to the non-participation in the control of other companies or other prohibitions that aim to avoid economic concentration, whenever there are signs of relevant influence by the AUTHORIZED PARTY, its affiliates, controlled companies or parent companies on a legal entity providing SMP, under the terms in the Regulation to Investigate Control and Transfer of Control in Companies Providing Telecommunication Services, approved by Anatel Resolution 101, dated February 4, 1999.

Sole paragraph. Upon performance of the procedure set forth in this Section, proof of existence of any situation characterizing false or ungrounded conditions represented by the AUTHORIZED PARTY shall imply termination, by cassation, of the Authorization under the terms in Article 139 in LGT.

Section 10.3. ANATEL may also file an administrative procedure to investigate infringement against the economic order as set forth in Law 8884/94.

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[logo:] ANATEL Agência Nacional de Telecomunicações

Chapter XI
Supervision Regime

Section 11.1. ANATEL shall supervise the service aiming to ensure compliance with obligations set forth in the Authorization Agreement.

§1. ANATEL’s supervision shall include inspection and accompaniment of AUTHORIZED PARTY activities, equipment and facilities, implying access to all AUTHORIZED PARTY  and third party data and information.

§2. Information collected in the exercise of supervision activities shall be published in the Library except for information that, upon request by the AUTHORIZED PARTY, is deemed by ANATEL as confidential.

§3. Information deemed confidential under the terms in the paragraph above shall only be used in procedures related to this Authorization Agreement, and ANATEL, and those appointed by it, shall respond for any disclosure, broad or limited, of such information outside of this scope of use.

Section 11.2. The AUTHORIZED PARTY, by the appointed representative, may accompany any supervision activity by ANATEL, and may not prevent or hinder the supervision under penalty of incurring in sections set forth in the regulation.

Section XII
Telecommunication Networks

Section 12.1. Regarding deployment and operation of Telecommunication Networks destined to support SMP exploitation, the AUTHORIZED PARTY shall comply with the terms set forth in the regulation, especially in the Regulation of Telecommunication Services, issued by Resolution 73, dated November 25, 1998, and amended by Resolution 343, dated July 17, 2003, in the General Interconnection Regulation approved by Resolution 410 dated July 11, 2005 and the SMP Regulation.

Sole Paragraph. Changes in technology standards promoted by the AUTHORIZED PARTY shall not incur in arbitrary cost increases to the user, including under the terms of existing service conditions for users.

Section 12.2. Compensation for the use of the networks shall be agreed upon between the AUTHORIZED PARTY and other telecommunication service providers under the terms in article 152, in LGT and in the regulation.

Chapter XIII
Sanctions

Section 13.1. The AUTHORIZED PARTY is subject to ANATEL’s supervision under applicable legal and regulatory terms, and upon request, the AUTHORIZED PARTY shall present its accounts  according to the regulation, allowing free access to its technical resources and accounting records.

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[logo:] ANATEL Agência Nacional de Telecomunicações

Section 13.2. Failure to comply with the terms or obligations agreed upon associated to the authorization shall cause the AUTHORIZED PARTY to be subject to warnings, fine, temporary suspension or termination, under the terms in the regulation.

Chapter XIV
Authorization Termination

Section 14.1. The Authorization shall be deemed extinct by cassation, termination, extinction, waiver or annulment, under the terms in articles 138 to 144 in LGT and according to procedures in the regulation.

Sole paragraph. The extinction shall not exempt application of applicable sanctions according to the terms in this Authorization Agreement for infringements caused by the AUTHORIZED PARTY.

Chapter XV
Legal Regime and Applicable Documents

Section 15.1. Without prejudice to other rules in the Brazilian legal system, the Authorization is governed by the LGT and applicable regulation.

Section 15.2. SMP exploitation shall comply with the regulation issued by ANATEL as part of this Authorization Agreement.

Section 15.3. In the interpretation of rules and terms in this Authorization Agreement, additionally to documents referred to in this Chapter, general hermeneutic rules and rules and principles in the LGT shall be considered.

Chapter XVI
Venue

Section 16.1. The competent court to solve any conflicts arising out of this Authorization Agreement shall be the Federal Justice Court of the Judicial Section of Brasília, Federal District.

Chapter XVII
Final Terms

Section 17.1. This Authorization Agreement and its effects are in force on November 1, 2009, under the terms in item 16.1 in the Bidding Process no. 002/2007/SPV dated October 23, 2007.

Section 17.2. The AUTHORIZED PARTY agrees upon strictly complying with every regulation, being subject to new regulations and amendments that may be published under the law.

Section 17.3. Under the terms in Article 130 in LGT and in bidding publications, the AUTHORIZED PARTY shall not have rights related to the maintenance of conditions existing on the date of signature of this Agreement, and shall comply with new conditions that may be imposed by law or regulation to be issued by ANATEL.

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[logo:] ANATEL Agência Nacional de Telecomunicações

In witness whereof and agreeing upon the terms and conditions in this Authorization Agreement, the parties sign this Agreement in three (3) counterparts of equal tenor, before the undersigned witnesses who also sign for legal effective purposes.

Brasília, February 26, 2010

By ANATEL:

[signature]

RONALDO MOTA SARDENBERG
Chairman of the Board

[signature]

JOÃO BATISTA REZENDE
Member of the Board

By the AUTHORIZED PARTY:

[signature]

MARIO GIRASOLE
Director of Regulatory Affairs of Tim Celular SA

[signature]

LEANDRO ENRIQUE LOBO GUERRA
Regulatory Relations Manager of Tim Celular SA

WITNESSES:

[signature]	[signature]

DIRCEU BARAVEIRA	NELSON MITSUO TAKAYANAGI
CI no. 5380723 SSP/SP	CI no. 435023 SSP/DF